Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS 2014 THIRD QUARTER REVENUE
OF $13.4 MILLION AND DILUTED EPS OF $0.01

Hamden, CT – November 6, 2014 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”) today reported operating results for the third quarter ended September 30, 2014, as summarized below:

Summary of 2014 Q3 Results
(In millions, except per share and percentage data)

	Three Months Ended September 30,
	2014	2013
Net sales	$13.4	$16.8
Gross profit	$5.3	$7.2
Gross margin	39.5%	43.0%
Operating income	$0.1	$1.9
EBITDA(1)	$0.4	$2.3
Net income	$0.1	$1.5
Diluted earnings per share	$0.01	$0.17

Adjusted operating income(2)	$0.4	$2.1
Adjusted EBITDA(1)	$0.9	$2.6
Adjusted net income(2)	$0.3	$1.5
Adjusted diluted earnings per share(2)	$0.04	$0.18

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and adjusted for share-based compensation and the impact of certain legal fees and accrued contingent consideration as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP financial measures to corresponding non-GAAP financial measures can be found attached to this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “As anticipated, the third quarter results reflect lower overall contributions from casino and gaming operations as a result of ongoing challenges in the gaming industry.  Despite the current casino and gaming industry environment, TransAct is maintaining its strong world-wide market share of printer sales.  Importantly, we are taking direct action to bring our costs in line with the current outlook for the domestic casino market through cost cutting initiatives of approximately $1,000,000 on an annualized basis while simultaneously continuing to invest in and fund our high growth opportunities.  By prioritizing our organizational focus on our Epicentral® promotional and bonusing print system, our Ithaca® line of food safety terminals and our Printrex® line of color printers for the oil and gas seismic and exploration industry, we expect to grow our revenues while further diversifying our revenue base which will benefit operating results as our sales mix shifts toward higher gross margin businesses.

“Our Ithaca line of food safety terminals, which was launched with the Ithaca 9700 a little over two years ago, remains an exciting high-growth opportunity that we are actively pursuing.  Recent approvals of the Ithaca 9700 by a number of national restaurant and foodservice operators highlight the progress we are achieving with industry operators in demonstrating the effectiveness and benefits of this solution and our ability to generate an attractive return on their investment.  In addition, we believe the Ithaca 9800 will be the next wave of technology that certain restaurants and food service providers will need and we are making consistent progress with the systems integration process with large food service software providers for this terminal. We expect sales of the Ithaca 9800 will help to further accelerate market penetration and revenue contributions from this product line beginning late in 2015.

“With Epicentral-enabled casino locations continuing to report improved performance metrics including increased visitation, new enrollment in loyalty programs and additional play, we are gaining traction as the casino and gaming industry is increasingly seeking cost-effective solutions that demonstrate measurable success in growing revenue.  Epicentral remains an attractive growth opportunity for TransAct, particularly as we continue to accelerate relationships with international casino operators for this solution.

“The rollout of our Printrex oil and gas seismic and exploration color printer for office installations is progressing very well as the pace of sales has exceeded our initial expectations.  This success is promising for future results as each Printrex 980 office color printer generates on average approximately $20,000 in annual recurring revenue, and the annualized run rate for Printrex-related recurring consumables revenue has now neared $1 million.  We believe sales activity for this line of products will continue to grow as we further penetrate the office market and make consistent progress with the multi-step process to integrate the Printrex 920 logging truck and offshore platform color printer into the operations of oil and gas exploration businesses.”

Mr. Shuldman concluded, “With the high value our Epicentral, Ithaca and Printrex products bring to their respective industries, the ongoing rollout of these new products is expected to improve our future financial performance.  We continue to invest to support these business lines, as well as the BANKjet 3000, our newest solution for the retail banking industry which brings customer-favorite check image printing capabilities to the teller window, and our Responder MP2 all-in-one mobile printing solution is planned for launch at the end of this year which will mark our entry into the large machine-to-machine (M2M) vertical market.  Management’s and our Board’s belief in our ability to execute on these high growth opportunities is underscored by our ongoing commitment to return capital to shareholders.  In this regard, our quarterly cash dividend represents an attractive annualized yield and our recently announced 10b5-1 trading plan will enable TransAct to repurchase up to $4 million of our outstanding shares on an accelerated schedule.”

Solid Financial Flexibility and Review of Capital Return Initiatives
As of September 30, 2014, TransAct had approximately $3.1 million of cash and cash equivalents and no debt.  During the 2014 third quarter, the Company paid a dividend to shareholders of $0.08 per share and repurchased approximately 109,000 shares of its common stock for total consideration of approximately $0.8 million.  In the first nine months of 2014, the Company has returned approximately $2.7 million of capital to shareholders.

Earlier this week, TransAct announced that its Board of Directors had declared a quarterly cash dividend of $0.08 per share payable December 15, 2014, to shareholders of record at the close of business on November 20, 2014.  In addition, the Board approved a modification to the August 2014 $7.5 million stock repurchase authorization.

The modified share repurchase plan authorizes the repurchase of up to $4 million of the Company’s outstanding shares through April 30, 2015 pursuant to a new Rule 10b5-1 trading plan.  The Rule 10b5-1 plan allows the Company to adopt a written plan for trading securities in a non-discretionary, pre-scheduled manner including during normal quarterly blackout periods.  Reflecting the share repurchases completed in the third quarter of 2014, TransAct has approximately $6.7 remaining under its share repurchase authorization, $4.0 million of which is being allocated to the recently approved Rule 10b5-1 trading plan.

Steve DeMartino, President and Chief Financial Officer of TransAct, commented, “TransAct has the financial capacity to both invest in the Epicentral, Ithaca and Printrex brands’ growth opportunities while simultaneously supporting our goal to enhance shareholder value through the return of capital.  With a solid portfolio of innovative products for high growth market opportunities now developed, we can reduce our level of investment in product development during 2015.  Combined with efforts to reduce our overall cost structure, we believe the Company’s financial foundation will continue to support our initiatives to profitably diversify our revenue base.”

Summary of 2014 Third Quarter Operating Results
TransAct generated 2014 third quarter net sales of $13.4 million compared with net sales of $16.8 million in the 2013 third quarter.  Casino and gaming revenue in the 2014 third quarter was $5.1 million compared to $7.5 million in the prior year period, reflecting lower sales of casino printers to original equipment manufacturers and lower domestic Epicentral revenue as the year-ago period included one domestic Epicentral software installation compared to no domestic installations in the 2014 third quarter.  International casino and gaming revenue increased $0.5 million year over year reflecting higher printer sales partially offset by lower international Epicentral revenue.  Food safety, point-of-sale (POS) and banking revenue decreased by $1.0 million to $2.6 million in the 2014 third quarter and was essentially flat on a quarterly sequential basis.  Sales of the Ithaca® 9700 food safety terminal in the prior-year quarter included a $1.5 million stocking order to a large distributor that did not repeat in the 2014 third quarter.  Revenue from point-of-sale printers increased $0.3 million to $1.7 million reflecting the continued rollout for a new checkout application at McDonalds.  Lottery printer sales for the 2014 third quarter were $1.5 million, compared with lottery sales of $1.0 million in the 2013 third quarter.  Printrex® revenues were $1.0 million in the 2014 third quarter compared to $1.1 million in the year-ago period.  The Company’s TransAct Services Group recorded net sales of $3.2 million compared to net sales of $3.5 million in the year-ago period, reflecting a 50% year-over-year increase in Printrex-related consumables that was more than offset by a decline in HP inkjet cartridge sales due to year-over-year declines in the Company’s installed base as well as lower spare parts and service revenue.

Gross margin of 39.5% in the third quarter of 2014 compares to gross margin of 43.0% in the year-ago quarter, reflecting the year over year revenue decline as well as an unfavorable shift in the sales mix.  Gross profit was $5.3 million compared to $7.2 million in the year-ago quarter.

Total operating expenses for the 2014 third quarter were $5.2 million compared to $5.3 million in the year-ago quarter.  Engineering, design and product development expenses of $1.1 million were in line with the year-ago period.  Selling and marketing expenses decreased $0.2 million to $1.8 million, reflecting lower variable expense on lower sales volume and the shift of the Global Gaming Expo into the fourth quarter of 2014 compared to last year when this industry trade show was held in the third quarter.  General and administrative expenses were $1.9 million compared to $2.0 million in the year-ago quarter, primarily reflecting lower depreciation and amortization expense and lower professional fees.  TransAct incurred $0.4 million of legal fees related to the Avery Dennison lawsuit compared to $0.1 million in the year-ago quarter.

The Company recorded operating income of $0.1 million for the 2014 third quarter compared to $1.9 million in the 2013 third quarter.  Excluding the impact from the legal fees related to the Avery Dennison lawsuit and an adjustment to accrued contingent consideration (detailed later in the release), TransAct generated adjusted operating income of $0.4 million, or 3.3% of net sales, in the third quarter of 2014 compared with adjusted operating income of $2.1 million, or 12.3% of net sales, in the year-ago period with the decline primarily attributable to the lower revenue levels in the 2014 third quarter and an unfavorable sales mix shift which impacted gross margins.  Net income in the 2014 third quarter was $0.1 million, or $0.01 per diluted share, compared to net income of $1.5 million, or $0.17 per diluted share, in the prior-year period.  Adjusted net income was $0.3 million, or $0.04 per diluted share, compared to $1.5 million, or $0.18 per diluted share, in the 2013 third quarter.

2014 Third Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, November 6, 2014, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”).  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of legal fees related to the lawsuit with Avery Dennison Corporation and adjustments to accrued contingent consideration from the Printrex acquisition.

Adjusted net income is defined as net income adjusted for the tax-effected impact of legal fees related to the lawsuit with Avery Dennison Corporation and adjustments to accrued contingent consideration from the Printrex acquisition.

Adjusted diluted earnings per share is defined as adjusted net income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, RESPONDER, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.5 million printers and terminals installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of products.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products will drive increased adoption by customers; the outcome of the lawsuit between TransAct and Avery Dennison Corporation; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

-Financial tables follow-

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$13,389	$16,768	$40,812	$47,613
Cost of sales	8,103	9,562	24,012	27,522
Gross profit	5,286	7,206	16,800	20,091

Operating expenses:
Engineering, design and product development	1,053	1,041	3,434	3,048
Selling and marketing	1,847	2,059	6,069	5,702
General and administrative	1,901	2,049	5,789	5,819
Legal fees associated with lawsuit	428	142	475	398
	5,229	5,291	15,767	14,967
Operating income	57	1,915	1,033	5,124

Interest and other income (expense):
Interest, net	(12)	(8)	(38)	(9)
Other, net	9	(22)	(11)	11
	(3)	(30)	(49)	2

Income before income taxes	54	1,885	984	5,126
Income tax provision	4	434	365	1,300
Net income	$50	$1,451	$619	$3,826

Net income per common share:
Basic	$0.01	$0.17	$0.07	$0.44
Diluted	$0.01	$0.17	$0.07	$0.44

Shares used in per-share calculation:
Basic	8,337	8,582	8,362	8,675
Diluted	8,403	8,695	8,487	8,759

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Food safety, point-of-sale and banking	$2,628	$3,670	$7,144	$9,107
Casino and gaming	5,062	7,511	17,728	21,573
Lottery	1,473	1,025	3,143	2,889
Printrex	1,043	1,111	3,013	3,486
TransAct Services Group	3,183	3,451	9,784	10,558
Total net sales	$13,389	$16,768	$40,812	$47,613

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(In thousands)	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$3,071	$2,936
Accounts receivable, net	11,173	13,234
Inventories	14,008	13,509
Deferred tax assets	1,633	1,655
Other current assets	1,001	887
Total current assets	30,886	32,221

Fixed assets, net	2,608	2,732
Goodwill	2,621	2,621
Deferred tax assets	900	920
Intangible assets, net	1,469	1,856
Other assets	38	58
	7,636	8,187
Total assets	$38,522	$40,408

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,827	$4,749
Accrued liabilities	2,903	2,215
Income taxes payable	7	26
Accrued contingent consideration	-	60
Deferred revenue	427	300
Total current liabilities	7,164	7,350

Deferred revenue, net of current portion	67	103
Deferred rent, net of current portion	190	244
Other liabilities	204	190
	461	537
Total liabilities	7,625	7,887

Shareholders’ equity:
Common stock	111	111
Additional paid-in capital	28,172	27,674
Retained earnings	26,033	27,326
Accumulated other comprehensive loss, net of tax	(66)	(63)
Treasury stock, at cost	(23,353)	(22,527)
Total shareholders’ equity	30,897	32,521
Total liabilities and shareholders’ equity	$38,522	$40,408

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended September 30, 2014
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$5,229	$(388)	$4,841
% of net sales	39.1%		36.2%

Operating income	57	388	445
% of net sales	0.4%		3.3%

Income before income taxes	54	388	442
Income tax provision	4	136	140
Net income	50	252	302
Diluted net income per share	$0.01	$0.03	$0.04

(1)
Adjustment includes (i) $40 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $428 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35%.

	Three months ended September 30, 2013
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$5,291	$(142)	$5,149
% of net sales	31.6%		30.7%

Operating income	1,915	142	2,057
% of net sales	11.4%		12.3%

Income before income taxes	1,885	142	2,027
Income tax provision	434	48	482
Net income	1,451	94	1,545
Diluted net income per share	$0.17	$0.01	$0.18

(2)	Adjustment includes $142 of legal and other expenses related to the lawsuit with Avery Dennison Corporation tax effected using an effective tax rate of 33.5%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Nine months ended September 30, 2014
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$15,767	$(415)	$15,352
% of net sales	38.6%		37.6%

Operating income	1,033	415	1,448
% of net sales	2.5%		3.5%

Income before income taxes	984	415	1,399
Income tax provision	365	145	510
Net income	619	270	889
Diluted net income per share	$0.07	$0.03	$0.10

(3)
Adjustment includes (i) $60 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $475 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35%.

	Nine months ended September 30, 2013
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$14,967	$(198)	$14,769
% of net sales	31.4%		31.0%

Operating income	5,124	198	5,322
% of net sales	10.8%		11.2%

Income before income taxes	5,126	198	5,324
Income tax provision	1,300	66	1,366
Net income	3,826	132	3,958
Diluted net income per share	$0.44	$0.01	$0.45

(4)
Adjustment includes (i) $200 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $398 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 33.5%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2014	2013	2014	2013
Net income	$50	$1,451	$619	$3,826

Interest (income) expense, net	12	8	38	9
Income tax provision	4	434	365	1,300
Depreciation and amortization	357	428	1,084	1,314

EBITDA	423	2,321	2,106	6,449

Share-based compensation expense	133	121	442	397
Legal fees associated with lawsuit	428	142	475	398
Adjustment to accrued contingent consideration	(40)	-	(60)	(200)

Adjusted EBITDA	$944	$2,584	$2,963	$7,044